Exhibit 99.3

Certain Unaudited Pro Forma Financial Information

Article 11 of Regulation S-X requires the filing of pro forma financial information upon the occurrence of a business combination that is accounted for as a “purchase,” and the term “purchase” includes an interest accounted for under the equity method of accounting. The acquisition by Leucadia National Corporation (the “Company”) of AmeriCredit Corp. (“ACF”) common stock is deemed to be significant because the Company’s percentage share (based on its approximate 25.6% equity ownership) of ACF’s historical income from continuing operations before income taxes for ACF’s most recent fiscal year end is greater than 20% of the Company’s historical pre-tax income from continuing operations for the Company’s most recent fiscal year end. However, as described below, the Company will not apply the equity method of accounting for its investment in ACF.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are to be reported in the Company’s consolidated statement of operations. SFAS 159 is effective for fiscal years beginning after November 15, 2007 (the Company was required to adopt SFAS 159 on January 1, 2008), with earlier adoption permitted subject to certain conditions. The Company did not elect to adopt the provisions of SFAS 159 prior to January 1, 2008.

The Company’s investment in ACF is one of the eligible items which can be measured at fair value under SFAS 159. As permitted under SFAS 159, the Company elected to account for its investment in ACF at fair value commencing with the date the Company acquired the right to vote 20% of the ACF common stock, rather than under the equity method of accounting. The pro forma financial information discussed below reflects the Company’s election to prospectively measure its investment in ACF at fair value. The Company will not restate its statements of operations for the pro forma period; the pro forma financial information merely shows what the Company’s income from continuing operations would have been if it had acquired the ACF common shares on January 1, 2007 at the market price on that date, rather than at the market prices on the actual acquisition dates.

The pro forma adjustment is based on the change in the market price of ACF common stock from January 1, 2007 to December 31, 2007. As of January 1, 2007, the most recent closing price for ACF common stock was $25.17 per share (at December 29, 2006), and as of December 31, 2007 the closing price was $12.79 per share, representing a historical decline in fair value of $12.38 per share. Assuming the Company acquired the shares of ACF common stock on January 1, 2007 at a price of $25.17 per share (versus the Company’s actual average acquisition cost per share of $12.75 per share), and multiplying the decline in historical fair value during 2007 by the number of ACF shares acquired results in a pro forma pre-tax loss adjustment of $363,185,000 ($231,048,000 after tax). The pro forma loss would have been reported in the caption “Equity in income (losses) of associated companies, net of taxes.” Pro forma income from continuing operations for the year ended December 31, 2007, assuming the ACF shares were acquired on January 1, 2007, would be:

Income from continuing operations, as reported	$480,808,000
Pro forma adjustment	(231,048,000)

Pro forma income from continuing operations	$249,760,000

The only pro forma adjustments to the Company’s December 31, 2007 consolidated balance sheet would be a reduction in non-current available for sale investments of $71,536,000 (representing the fair value of ACF common shares owned at December 31, 2007), a reduction in cash equivalents of $303,819,000 (representing the cost of the ACF shares acquired during 2008) and an increase in investments in associated companies of $375,213,000 (representing the fair value of all the acquired ACF common stock based on the December 31, 2007 market price). The Company would also disclose parenthetically next to the caption “Investment in Associated Companies” the aggregate dollar amount measured using the fair value option.

The Company does not believe that the pro forma adjustment to income from continuing operations realistically reflects what results of operations would have been because it assumes that the Company’s acquisition cost for the ACF common shares was nearly twice its actual cost. If the Company had to record the pro forma loss adjustment, the cost of its investment in the ACF common shares would have been written down to $10,729,000 as of December 31, 2007, even though the ACF shares would have had a fair value of $375,213,000 based on the market price on that date.

The unaudited pro forma financial information discussed above should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the historical consolidated financial statements and notes thereto of ACF, which are referenced in Item 9.01 hereof and are included in this Report. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of actual results had the acquisition occurred as of January 1, 2007, nor do they purport to represent results of future operations.

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